                                                                       EXHIBIT h

                             DISTRIBUTION AGREEMENT

         THIS AGREEMENT is made as of this ____ day of __________ between The Oxbow Fund, LLC (the "Fund"), a New Jersey limited liability company, and C.J.M. Planning Corp., a New Jersey corporation ("CJM" or the "Distributor").

         WHEREAS, the Fund has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the "1940 Act"), and its units are registered with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act") and the Securities Exchange Act of 1934, as amended ("1934 Act"); and

         WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the 1934 Act.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Fund and Distributor hereby agree as follows:

         ARTICLE 1. Sale of Units. The Fund grants to the Distributor the exclusive right to sell Units (the "Units") of the Fund at the price set forth in the Prospectus (which shall not be less than the Fund's net asset value per Unit) as agent and on behalf of the Fund, in accordance with the terms of this Agreement and subject to the registration requirements of the 1933 Act and the 1934 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states ("Blue Sky Laws"). Offers and sales of Units shall conform to the requirements of the Prospectus and the Subscription Agreement. Without limitation of the foregoing, each prospective investor shall duly complete and execute a Subscription Agreement and Operating Agreement Signature Page and Power of Attorney and, in connection with each subscription, include a check made payable to "The Oxbow Fund, LLC."

         ARTICLE 2. Solicitation of Sales. In consideration of these rights granted to the Distributor, the Distributor agrees to use its best efforts in connection with the distribution of Units of the Fund; provided, however, that the Distributor shall not be prevented from entering into like arrangements with other issuers. The provisions of this paragraph do not obligate the Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction if it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered nor obligate the Distributor to sell any particular number of Units. The Distributor may contract with other distributors that are members of the NASD who will use their best efforts to offer and sell the Units pursuant to a "Selected Distributor Agreement" substantially in the form of Exhibit A hereto. Such other distributors will be compensated by the Fund in the manner the Fund would compensate the Distributor hereunder if such Units sold by the other distributors were sold by the Distributor.

         In connection with the solicitation of all prospective sales of Units, Distributor shall comply with all requirements of the NASD, including NASD Conduct Rules, and in recommending the purchase of Units, shall have reasonable grounds to believe, on the basis of information obtained from prospective investors that such investors satisfy the criteria set forth in Rules 2810(b)(2)(B)(i) and (ii) of the NASD Conduct Rules.

         ARTICLE 3. Authorized Representatives. The Distributor is not authorized by the Fund to give any information or to make any representations other than those contained in the current registration statement and prospectus of the Fund filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Fund for the Distributor's use. The Distributor may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been approved by the Fund prior to their use.

         ARTICLE 4. Registration of Units. The Fund agrees that it will take all action necessary to register Units under the federal and state securities laws so that there will be available for sale the number of Units the Distributor may reasonably be expected to sell and to pay all fees associated with said registration. The Fund shall make available its currently effective prospectus for the entire offering period as described therein. The Fund shall make available to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Units of the Fund.

         ARTICLE 5. Compensation. As compensation for providing the services under this Agreement the Fund shall pay to the Distributor a sales charge equal to $7 per Unit sold as described in the Fund's current prospectus, as amended from time to time, and shall reimburse the Distributor for its accountable expenses associated with its due diligence of the Fund. In any event, the total of all selling compensation to the Distributor will not exceed 10% of the gross proceeds of the sale of Units, and the aggregate amount of accountable expenses reimburseable by the Fund to the Distributor for its due diligence of the Fund will not exceed .5% of such gross proceeds.

         ARTICLE 6. Indemnification of Distributor. The Fund agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising by reason of any person acquiring any Units, based on the ground that the registration statement, prospectus, shareholder reports or other information filed or mad public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading. However, the Fund does not agree to indemnify the Distributor or hold it harmless to the extent that the statements or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of the Distributor.

         In no cases (i) is the indemnity of the Fund to be deemed to protect the Distributor against any liability to the Fund or its shareholders to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Fund to be liable to the Distributor under the indemnity agreement contained in this paragraph with respect to any claim made against the Distributor or any person indemnified unless the Distributor or other person shall have notified the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the person shall have received notice of service on any designated agent). However, failure to notify the Fund of any claim shall not relieve the Fund from any liability which is may have to the Distributor or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

         The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

         The Fund agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of any of its Units.

         ARTICLE 7. Indemnification of Fund. The Distributor covenants and agrees that it will indemnify and hold harmless the Fund and each of its directors and officers and each person, if any, who controls the Fund within the meaning of Section 15 of the Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) based upon the 1933 Act, 1934 Act, 1940 Act or any other statute or common law and arising by reason of any person acquiring any Shares, and alleging a wrongful act of the Distributor of any of its employees or alleging that the registration statement, prospectus, Shareholder reports or other information filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Distributor.

         In no case (i) is the indemnity of the Distributor in favor of the Fund or any other person indemnified to be deemed to protect the Fund or any other person against any liability to which the Fund or such other person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under the indemnity agreement contained in this paragraph with respect to any claim made against the

Fund or any person indemnified unless the Fund or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Fund or upon any person (or after the Fund or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Fund or any person against whom the action is brought otherwise than on account of its indemnify agreement contained in this paragraph.

         The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

         The Distributor agrees to notify the Fund promptly of the commencement of any litigation or proceedings against it in connection with the issue and sale of any of the Fund's Shares.

         ARTICLE 8. Effective Date. This Agreement shall be effective upon its execution, and unless terminated as provided, shall continue in force for two year(s) from the effective date. This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph the term "assignment" shall have the meaning specified in the 1940 Act. In addition, this Agreement may at any time be terminated without penalty by Distributor, by a vote of a majority of Independent Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund upon not less than sixty days prior written notice to the other party.

         ARTICLE 9. Notices. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Fund or the Distributor notices shall be sent to 233 Wanaque Avenue, Pompton Lakes, New Jersey 07442.

         ARTICLE 10. Limitation of Liability. A copy of the Operating Agreement of the Fund has been provided to the Distributor and notice is hereby given that this Agreement is executed on behalf of the directors of the Fund as directors and not individually and that the obligations of this instrument are not binding upon any of the directors, officers or unitholders of the Fund individually but binding only upon the assets and property of the Fund.

         ARTICLE 11. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New Jersey and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New Jersey, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 12. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         IN WITNESS, the Fund and Distributor have each duly executed this Agreement, as of the day and year above written.

                                        THE OXBOW FUND
                                        By:  C.J.M. Asset Management, LLC
                                                Investment Manger

                                        By:_________________________________
                                        Name:
                                        Title:

                                        C.J.M. PLANNING CORP.


                                        By:________________________________
                                        Name:
                                        Title:

                                                                    Exhibit A

                              C.J.M. Planning Corp

                               223 Wanaque Avenue

                         Pompton Lakes, New Jersey 07442

                               The Oxbow Fund, LLC

                                  250,000 Units

                         SELECTED DISTRIBUTOR AGREEMENT

                                                       _________________, 2000

Dear Sirs:

         We as the Distributor named in the Prospectus dated __________, 2000 have agreed, subject to the terms and conditions of the Distribution Agreement dated this date (the "Distribution Agreement"),to use our best efforts to sell on behalf of The Oxbow Fund, LLC. (the "Company"), at the price set forth in the Prospectus, the above referred to 250,000 Units (collectively being called the "Securities"). The Securities and certain of the terms on which they are being purchased and offered are more fully described in the enclosed Prospectus. Additional copies of the Prospectus will be supplied to you in reasonable quantities upon request.

         We, as the Distributor, are offering to certain distributors ("Selected Distributors"), among whom we are pleased to include you, the right to sell on a "best efforts" basis, the Securities at the public offering price. The offering to Selected Distributors is made subject to the approval of legal matters by our counsel, and to the terms and conditions hereof, and may be withdrawn by us at any time in our discretion.

         As compensation for providing the services under this Agreement the Selected Distributor (and not the Distributor) shall be paid the sales charge equal to $7 per Unit sold as described in the Prospectus.

         All sales will be strictly subject to confirmation and we reserve the right in our uncontrolled discretion to reject any subscription to purchase any of the Securities in whole or in part, to accept or reject subscriptions in the order of their receipt or otherwise, and to allot. You are not authorized to give any information or make any representation other than as set forth in the Prospectus in connection with the offer or sale of any of the Securities. No distributor is authorized to act as agent for the Distributor, or for the Company, when offering any of the Securities. Nothing contained herein shall constitute the Selected Distributors partners with us or with one another.

         The offer and sale and solicitation of sales of Units by Selected Distributor shall be made in accordance with, and Selected Distributor shall be subject to and comply with the requirements of, Articles 2 and 3 of the Distribution Agreement. Furthermore, you agree to comply with all applicable rules of the NASD, including, without limitation, the Rules of Fair Practice and the NASD Conduct Rules, the Securities Act of 1933, the Securities Exchange Act of 1934, and all Rules and Regulations promulgated thereunder.

         Payment for Securities sold by you is to be made at our office (or at such other place as instructed) at the public offering price, on such date as we may advise, on one day's notice to you, by certified or official bank check in New York Clearing House funds payable to the Company. Delivery to you of certificates for the Securities will be made as soon as is practicable thereafter. Unless specifically authorized by us, payment by you may not be deferred until delivery of certificates to you. The sales charge payable to you will be paid as soon as practicable.

         This Agreement shall terminate at the close of business on the day after the effective date of the Registration Statement. We may terminate this Agreement at any time prior thereto by notice to you. Notwithstanding the termination of this Agreement, you shall remain liable for your proportionate share of any transfer tax or any liability which may be asserted or assessed against us or Selected Distributors based upon the claim that the Distributor and the Selected Distributors, or any of them, constitute a partnership, association, unincorporated business or other entity, including in each case your proportionate share of expenses incurred in defending against any such claim or liability.

         At any time prior to the termination of this Agreement, you will, upon our request, report to us the number of Securities sold by you under this Agreement.

         We shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the offering and the distribution of Units. We shall be under no liability to you except for our lack of good faith and for obligations assumed by us in this Agreement, except that you do not waive any rights that you may have under the Securities Act of 1933 (the "1933 Act") or the rules and regulations thereunder.

         Upon application to us, we will inform you of the states and other jurisdictions of the United States in which it is believed that the Securities are qualified for sale under, or are exempt from the requirements of, their respective securities laws, but we assume no responsibility with respect to your right to sell Securities in any jurisdiction. We have filed a Further State Notice with respect to the Securities with the Department of State of the State of New York.

         You confirm that you are familiar with Rule 15c2-8 under the Securities Exchange Act of 1934 (the "1934 Act"), relating to the distribution of prospectuses, and confirm that you have complied and will comply therewith (whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act). We will make available to you, to the extent made available to us by the Company such number of copies of the Prospectus as you may reasonably request for purposes contemplated by the 1933 Act, the 1934 Act, and the rules and regulations thereunder.

         Your attention is directed to Regulation M under the 1934 Act, which contains certain prohibitions against trading by a person interested in a distribution until such person has completed its participation in the distribution. You confirm that you will at all times comply with the provisions of such Regulation M in connection with this offering.

         Any notice from us shall be deemed to have been duly given if telephoned, and subsequently mailed or transmitted by any standard form of written telecommunication to you at the address to which this Agreement is mailed, or if so mailed or transmitted in the first instance.

         Please advise us promptly by telephone or any standard form of written telecommunication of your intent to participate as a Selected Distributor with respect to the Securities and confirm your agreement hereto by signing the Acceptance on the enclosed duplicate hereof and returning promptly such signed duplicate copy to C.J.M. Planning Corp., 223 Wanaque Avenue, Pompton Lakes, NJ 07442.

         Upon receipt thereof, this instrument and such signed duplicate copy will evidence the agreement between us.

                                          Very truly yours,

                                          C.J.M. Planning Corp.


                                          BY:__________________________
                                          Name:
                                          Title:

C.J.M. Planning Corp.
223 Wanaque Avenue
Pompton Lakes, NJ 07442

Dear Sirs:

         We hereby agree to participate as a Selected Distributor of the Units under the terms and conditions of the foregoing Agreement.

         We agree to all the terms and conditions stated in the foregoing Agreement. We acknowledge receipt of the Prospectus relating to the above Securities and we further state that in entering the foregoing Agreement we have relied upon said Prospectus and no other statements whatsoever, written or oral. We affirm that we are either (i) a member in good standing of the National Association of Securities Dealers, Inc. ( the "NASD") or (ii) a distributor with its principal place of business located outside the United States, its territories, or possessions and not registered under the Securities Exchange Act of 1934 and not eligible for membership in the NASD, who hereby agrees to make no sales within the United States, its territories or its possessions or to persons who are nationals thereof or residents therein, and in making any sales, to comply with the NASD interpretation with respect to free-riding and withholding, as well as all other pertinent interpretations of the NASD that my be applicable to us. We also affirm and agree that we will offer Securities sold by us in conformity with the terms of the offering and in conformity with all the rules of the NASD, including, without limitation Rules 2730, 2740, 2420, 2750 and 2810 of the NASD Conduct Rules, the Securities Act of 1933, the Securities Exchange Act of 1934, and the Rules and Regulations promulgated thereunder.

Date:_____________________, 2000            __________________________________
                                            (Name of Selected Distributor)


                                            By:_______________________________
                                                     (Authorized Signature)


                                            Address:___________________________

                                            ____________________________________